Exhibit 5.6

June 16, 2010

CONSENT OF SAMUEL MAH

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Samuel Mah, M.A.Sc., P.Eng., Director of Engineering (Silver Wheaton Corp.), hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated March 26, 2010, entitled “2009 Resource and Reserve Update, Yauliyacu Mine, Peru.” and the reserve estimates of the Yauliyacu Mine.

Yours truly,

/s/ Samuel Mah

Samuel Mah, M.A.Sc., P.Eng.
Director of Engineering
Silver Wheaton Corp.